Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-124515



                              GENIUS PRODUCTS, INC.

                PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 15, 2005

                      TO THE PROSPECTUS DATED MAY 13, 2005

This Prospectus Supplement No. 2 supplements our prospectus dated May 13, 2005. The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with the prospectus, which is required to be delivered with this Prospectus Supplement.

                        ---------------------------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS,
                 AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
           COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
      OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------

            The date of this prospectus supplement is August 15, 2005


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         This section captioned "Selling Stockholders" beginning on page 36 of the prospectus dated May 13, 2005 is hereby amended and restated to read in its entirety as follows:

                              SELLING STOCKHOLDERS

         We are registering, on behalf of the Selling Stockholders, 10,441,791 shares of common stock, par value $0.001 per share, and an additional 5,323,376 shares of common stock issuable upon exercise of warrants. The following table sets forth, as of June 8, 2005, the name of each of the Selling Stockholders, the number of shares of common stock (including shares issuable upon exercise of warrants) that each Selling Stockholder owns, the number of shares of common stock (including shares issuable upon exercise of warrants) owned by each Selling Stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock (including shares issuable upon exercise of warrants) to be held by each Selling Stockholder assuming the sale of all the common stock being registered hereby.

         Some of the Selling Stockholders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each Selling Stockholder may also transfer shares owned by it, and upon any such transfer the transferee may have the same right of sale as the Selling Stockholder. None of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock, except as set forth in the next paragraph. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

         The common stock being registered hereby and the underlying warrants were acquired from us in connection with a private placement issuance and an acquisition transaction, both of which closed in March 2005, and pursuant to our engagement of Cappello Capital Corp. as financial advisor in March 2004. All of these issuances of common stock were pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. Cappello Capital Corp. (an affiliate of Cappello Group, Inc.) and Roth Capital Partners LLC are each broker-dealers who received their securities from us as underwriting compensation and, in the case of Cappello Capital Corp., also as part of their engagement as our financial advisor. Each of these firms is considered an underwriter of their securities being registered hereby.

         The shares being sold by American Vantage Companies were acquired in connection with an acquisition by the Company of AVC's then wholly-owned subsidiary, American Vantage Media Corporation, on March 21, 2005. As consideration for the acquisition, AVC received (i) 7,000,000 shares of common stock of Genius Products and (ii) five-year warrants to purchase 1,400,000 shares of common stock of Genius Products, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 a share. A total of 600,000 shares of the shares of common stock issued as consideration for the acquisition were placed in escrow pursuant to an Escrow Agreement. A total of 775,000 shares of the shares of common stock were pledged by AVC as collateral for AVC's ongoing commitment to satisfy certain obligations of AVMC pursuant to an Assumption of Obligations and Pledge Agreement (Video Catalog) and an Assignment, Assumption and Pledge Agreement. Subsequent to the acquisition, AVC transferred 2,500,000 shares of common stock of Genius Products and warrants to purchase 225,000 shares of common stock of Genius Products to various transferees, each of whom is reflected in the table below. In addition, AVC surrendered warrants to purchase 225,000 shares of common stock of Genius Products.


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
---------------------------------------------------- ----------------- ------------------------------ ----------------------------
NAME OF SELLING STOCKHOLDER                             NUMBER OF                  SHARES                        SHARES
                                                       SHARES BEING       BENEFICIALLY OWNED PRIOR          BENEFICIALLY OWNED
                                                         OFFERED            TO THE OFFERING (1)         AFTER THE OFFERING (1)(2)
---------------------------------------------------- ----------------- ------------------------------ ----------------------------
                                                                            NUMBER            %           NUMBER           %
---------------------------------------------------------------------- ------------------ ----------- ---------------- -----------
Gruber & McBaine International                              27,600(3)            223,485      *               195,885      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Jon D. Gruber & Linda W. Gruber                             27,600(4)     1,788,448 (32)     4.19           1,760,848     4.13
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Firefly Partners LP                                         45,600(5)            201,000      *               155,400      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Lagunitas Partners, LP                                     127,048(6)            952,305     2.23             825,257     1.93
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
JLF Partners I, LP                                       1,294,107(7)      3,296,728(33)     7.59                   0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
JLF Partners II, LP                                         93,859(8)      3,296,728(33)     7.59                   0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
JLF Offshore Fund, Ltd.                                  1,908,762(9)      3,296,728(33)     7.59                   0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Bonanza Master Fund Ltd.                                3,037,974(10)          3,037,974     7.03                   0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Alexander Cappello                                      1,019,603(11)          1,049,873     2.41              30,270      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Bruce Pompan                                            1,129,030(12)          1,029,280     2.36                   0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Robert Deutschman                                         904,174(13)            825,214     1.90                   0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Sean Kelly                                                150,000(14)            135,000      *                     0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
David Barnes                                              115,000(15)            103,750      *                     0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Larry Kim                                                  33,775(16)             31,525      *                     0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Peter Janda                                                14,666(17)             13,416      *                     0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Kyle Messman                                               14,666(18)             13,416      *                     0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Benjamin Fox                                               14,666(19)             13,416      *                     0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Roth Capital Partners LLC                                     132,037            132,037      *                     0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
American Vantage Companies                              5,450,000(20)          5,450,000    12.49                   0      0
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Stanley Goldberg Revocable Trust (21)                           2,700            102,700      *               100,000      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Vicis Capital Master Fund (22)                                  9,000            109,000      *               100,000      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Philip Hempleman(23)                                           54,000            654,000     1.53             600,000     1.41
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Iroquois Master Fund Ltd. (24)                                 27,000            327,000      *               300,000      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Kensington Partners, L.P. (25)                                 12,880            155,995      *               143,115      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Omicron Master Trust(26)                                        5,400             65,400      *                60,000      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
S.A.C. Capital Associates, LLC (27)                            45,000            595,000     1.39             550,000     1.29
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
SRG Capital, LLC (28)                                           4,500             54,500      *                50,000      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Riven Company, Corp. (29)                                       5,400             65,400      *                60,000      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
George Bolton (30)                                             58,500            708,500     1.66             650,000     1.52
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
Bald Eagle Fund, Ltd. (31)                                        620              7,505      *                 6,885      *
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------
TOTAL                                                      15,765,167         21,141,867    49.53           5,587,660    13.02
---------------------------------------------------- ----------------- ------------------ ----------- ---------------- -----------

* Represents less than 1% of our common stock.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated below or in the table entitled "Security Ownership Of Certain Beneficial Owners And Management", each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 42,684,136 shares of common stock outstanding as of June 8, 2005.

(2) Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.

(3) Represents 23,000 shares of our common stock and 4,600 shares of our common stock issuable upon exercise of warrants.

(4) Represents 23,000 shares of our common stock and 4,600 shares of our common stock issuable upon exercise of warrants.

(5) Represents 38,000 shares of our common stock and 7,600 shares of our common stock issuable upon exercise of warrants.

(6) Represents 105,874 shares of our common stock and 21,174 shares of our common stock issuable upon exercise of warrants.

(7) Represents 1,008,397 shares of our common stock and 285,710 shares of our common stock issuable upon exercise of warrants.

(8) Represents 71,059 shares of our common stock and 22,800 shares of our common stock issuable upon exercise of warrants.

(9) Represents 1,457,778 shares of our common stock and 450,984 shares of our common stock issuable upon exercise of warrants.

(10) Represents 2,531,645 shares of our common stock and 506,329 shares of our common stock issuable upon exercise of warrants.

(11) Represents 151,753 shares of our common stock and 867,850 shares of our common stock issuable upon exercise of warrants. Includes 89,040 warrants to purchase common stock that are not currently exercisable.

(12) Represents 182,975 shares of our common stock and 946,055 shares of our common stock issuable upon exercise of warrants. Includes 99,750 warrants to purchase common stock that are not currently exercisable.

(13) Represents 134,573 shares of our common stock and 769,601 shares of our common stock issuable upon exercise of warrants. Includes 78,960 warrants to purchase common stock that are not currently exercisable.

(14) Represents 35,000 shares of our common stock and 115,000 shares of our common stock issuable upon exercise of warrants. Includes 15,000 warrants to purchase common stock that are not currently exercisable.

(15) Represents 25,000 shares of our common stock and 90,000 shares of our common stock issuable upon exercise of warrants. Includes 11,250 warrants to purchase common stock that are not currently exercisable.

(16) Represents 12,000 shares of our common stock and 18,775 shares of our common stock issuable upon exercise of warrants. Includes 2,250 warrants to purchase common stock that are not currently exercisable.

(17) Represents 3,000 shares of our common stock and 11,666 shares of our common stock issuable upon exercise of warrants. Includes 1,250 warrants to purchase common stock that are not currently exercisable.

(18) Represents 3,000 shares of our common stock and 11,666 shares of our common stock issuable upon exercise of warrants. Includes 1,250 warrants to purchase common stock that are not currently exercisable.

(19) Represents 3,000 shares of our common stock and 11,666 shares of our common stock issuable upon exercise of warrants. Includes 1,250 warrants to purchase common stock that are not currently exercisable.

(20) Represents 4,500,000 shares of our common stock and 950,000 shares of our common stock issuable upon exercise of warrants.

(21) Shares beneficially owned prior to the offering represents 86,000 shares of our common stock and 16,700 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only 2,700 shares issuable upon exercise of warrants.

(22) Shares beneficially owned prior to the offering represents 100,000 shares of our common stock and 9,000 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(23) Shares beneficially owned prior to the offering represents 600,000 shares of our common stock and 54,000 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(24) Shares beneficially owned prior to the offering represents 300,000 shares of our common stock and 27,000 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(25) Shares beneficially owned prior to the offering represents 143,115 shares of our common stock and 12,880 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(26) Shares beneficially owned prior to the offering represents 60,000 shares of our common stock and 5,400 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(27) Shares beneficially owned prior to the offering represents 550,000 shares of our common stock and 45,000 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(28) Shares beneficially owned prior to the offering represents 50,000 shares of our common stock and 4,500 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(29) Shares beneficially owned prior to the offering represents 60,000 shares of our common stock and 5,400 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(30) Shares beneficially owned prior to the offering represents 650,000 shares of our common stock and 58,500 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(31) Shares beneficially owned prior to the offering represents 6,885 shares of our common stock and 620 shares of our common stock issuable upon exercise of warrants. Number of shares being offered represents only shares issuable upon exercise of warrants.

(32) Includes shares beneficially owned by entities affiliated with Gruber & McBaine Capital Management. See "Security Ownership Of Certain Beneficial Owners And Management" for more information regarding such ownership.

(33) Includes shares beneficially owned by entities affiliated with JLF Asset Management, LLC. See "Security Ownership Of Certain Beneficial Owners And Management" for more information regarding such ownership.